Exhibit 99.1

Renalytix plc

(“Renalytix” or the “Company”)

Issue of Shares

LONDON and SALT LAKE CITY – December 18, 2023 - Renalytix plc (NASDAQ: RNLX) (LSE: RENX), announces the repayment of $1.06 million of the Company’s convertible bond and the interest for the period, further details of which were announced on 31 March 2022. The repayment is being made through the issue of 2,500,000 Ordinary Shares and $600,000 in cash.

After settlement of the repayment, the principal remaining under the convertible bond will be reduced by $1.06 million to $13.78 million.

2,500,000 new ordinary shares of £0.0025 each in the capital of the Company (the "Ordinary Shares") will be issued to settle a portion of the principal and interest.

An application has been made to the London Stock Exchange for the new Ordinary Shares to be admitted to trading on AIM. It is expected that admission of the 2,500,000 new Ordinary Shares to trading on AIM will become effective on, or around, 8am UK time on 21 December 2023 ("Admission"). The new Ordinary Shares will rank pari passu with the existing Ordinary Shares of the Company.

Total voting rights

Following Admission, the Company will have 99,930,156 Ordinary Shares in issue with each share carrying the right to one vote. The Company has no Ordinary Shares held in treasury. The total number of voting rights in the Company following Admission will therefore be 99,930,156.

For further information, please contact:

Renalytix plc	www.renalytix.com
James McCullough, CEO	Via Walbrook PR

Stifel (Nominated Adviser, Joint Broker)	Tel: 020 7710 7600
Alex Price / Nicholas Moore / Nick Harland / Samira Essebiyea

Investec Bank plc (Joint Broker)	Tel: 020 7597 4000
Gary Clarence / Shalin Bhamra

Walbrook PR Limited	Tel: 020 7933 8780 or renalytix@walbrookpr.com
Paul McManus / Alice Woodings / Charlotte Edgar	Mob: 07980 541 893 / 07407 804 654 / 07884 664 686

CapComm Partners
Peter DeNardo	Tel: 415-389-6400 or investors@renalytix.com

About Renalytix

Renalytix (NASDAQ: RNLX) (LSE: RENX) is an in-vitro diagnostics and laboratory services company that is the global founder and leader in the new field of bioprognosis™ for kidney health. The leadership team, with a combined 200+ years of healthcare and in-vitro diagnostic experience, has designed its KidneyIntelX laboratory developed test to enable risk assessment for rapid progressive decline in kidney function in adult patients with T2D and early CKD (stages 1-3). We believe that by understanding how disease will progress, patients and providers can take action early to improve outcomes and reduce overall health system costs. For more information, visit www.renalytix.com.